Exhibit 10.1

DIP FACILITY COMMITMENT TERM SHEET
March 19, 2025
This term sheet (the “DIP Term Sheet”) describes the principal terms and conditions of a debtor-in-possession loan (the “DIP Facility”) to be made available to Benson Hill, Inc. and its affiliated entities (collectively, the “Company” or “Debtors”) as a secured first-priority debtor in possession financing. The DIP Facility would be used for (i) costs and fees related to a sale process and transaction under section 363 (“Section 363 Transaction”) of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”) and (ii) the Company’s going-concern operating costs through c of the Section 363 Transaction. This DIP Term Sheet shall be binding upon (i) due execution by the parties hereto and (ii), as to the interim DIP Facility funding amount, entry of an order by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approving the terms of the DIP Facility on an interim basis, with the DIP Term Sheet to be annexed thereto as an exhibit (the “Interim DIP Order”), and (iii), as to the final DIP Facility funding amount, entry of an order by the Bankruptcy Court approving the DIP Facility on a final basis, with the DIP Term Sheet annexed thereto as an exhibit (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”), each in form and substance reasonably acceptable to the DIP Lenders set forth below.
The DIP Lenders set forth below are prepared to provide a commitment to the Debtors for a DIP Facility subject to the terms and conditions described below.

DIP Lenders	•S2G Investments, LLC (“S2G”); •Expedition Ag Holdings, LLC (“Expedition”); •Steve Kahn (“Kahn”); and •ProAgInvest, LLC (“ProAgInvest” and, collectively, the “DIP Lenders”)
Borrower	The Debtors in their capacity as “debtors in possession” in chapter 11 proceedings. The Debtors shall be jointly and severally liable for their obligations under the DIP Facility.
Facility
An $11 million secured term loan facility (the “Total Commitment”) secured by a first-priority lien on all of the assets of the Debtors’ chapter 11 estates pursuant to section 364(c) or (d) (as applicable) Bankruptcy Code, which shall be provided by the DIP Lenders in up to the following amounts, subject to customary draw request conditions:
•S2G: $2.5 million
•Expedition: $7.5 million
•Kahn: $500,000
•ProAgInvest: $500,000
The obligations of the DIP Lenders to advance funds are several and not joint and several.

Transaction Structure	A sale process and transaction under section 363 the Bankruptcy Code (“Section 363 Transaction”).
Credit Bidding	DIP Lenders shall have the right to “credit bid” the DIP Facility in the Section 363 Transaction.
Right of First Refusal
Lenders will be granted the right of first refusal to act as a stalking horse bidder for the purchase of substantially all of the Company’s assets through the Section 363 Transaction (the “Stalking Horse”).

Inter-DIP Lender Agreement
•Upon the approval by the Bankruptcy Court of the sale of the Company’s assets to the DIP Lenders via credit bid and closing of the Section 363 Transaction (the “Closing”), then the DIP Lenders shall convert their respective portion of the DIP Facility, except for the Optional Cash Out described below, into a proportionate equity of a new entity to be vested with the acquired assets of the Company (“NewCo”).
•Each of the DIP Lenders may exercise an option to cash out and not convert their portion of the DIP Facility into equity in NewCo up to an aggregate of $4 million (the “Optional Cash Out"). In the event that more than $4 million of DIP Lenders in the DIP Facility elects the Optional Cash Out, the Optional Cash Out will be paid out pro rata to the DIP Lenders exercising the Optional Cash Out with the remaining portions of the DIP Facility to be converted into equity in NewCo.
•DIP Lenders whose portion of the DIP Facility is converted into equity of NewCo shall be provided with equity in a proportion equal to twice the amount of the DIP Facility contribution.
•In an Event of Default (as defined herein), no DIP Lender may foreclose upon the Collateral unless 75% (based on amounts individually lent by the DIP Lenders and currently outstanding) of the DIP Lenders consent to such foreclosure.
•Other than in a foreclosure and extension of the maturity of the DIP Facility, actions requiring the approval of the DIP Lenders shall require consent from a majority of the DIP Lenders (based on amounts individually lent by the DIP Lenders and currently outstanding).
•Expedition shall be entitled to appoint two directors to the board of directors of NewCo.
•Kim Hurst will be the CEO of NewCo and have a board of director’s seat.
•NewCo’s board shall consist of five directors.

Funding
The DIP Facility shall be made available to the Debtors as a debtor-in-possession multiple draw loan facility, as follows:
•Subject to the entry by the Bankruptcy Court of the Interim DIP Order approving the DIP Facility on an interim basis, in form and substance acceptable to the DIP Lenders, and satisfaction by the Debtors of the conditions precedent set forth in the “Conditions Precedent to Initial Funding” section below, the DIP Lenders shall make $3 million immediately available to the Debtors on an interim basis (the “Initial Funding”).
•Upon the entry of the Final DIP Order in form and substance reasonably satisfactory to the DIP Lenders in their sole discretion, the DIP Lenders shall make available to the Debtors the remainder of the Total Commitment, subject to the terms of the Final DIP Order, the Approved Budget (defined below), and further documentation of the DIP Facility.

Use of Proceeds & Draws	Subject to the above, weekly draws up to the amounts set forth in the Approved Budget.
Interest	15.0% per annum, paid in kind. If an Event of Default occurs and is continuing the interest rate shall be 20% per annum.

Chapter 11 Milestones
The Company shall meet the following milestones (collectively, the “Chapter 11 Milestones”), which dates may be extended with the consent of the DIP Lenders:
Chapter 11 Petitions Filed: March 20, 2025 (the “Petition Date”).
Motion to Reject EDGE Lease: Petition Date.
First Day Hearing: Petition Date plus 4 business days.
Interim Approval of DIP Facility: Petition Date plus 5 business days.
Final Approval of DIP Facility: Petition Date plus 30 days.
Bid/Sale Procedures Motion Hearing: Petition Date plus 24 days.
Bid Procedures Order: Petition Date plus 25 days.
Order Rejecting EDGE Lease: Petition Date plus 30 days.
Bid Deadline: Petition Date plus 58 days.
Auction Date: Petition Date plus 60 days.
Final Sale Approval: Petition Date plus 68 days.
Transaction Consummation: Petition Date plus 75 days.

Lenders Fees and Expenses
DIP Lenders’ reasonable fees and expenses, including attorney fees (the “Lender Fees”), provided that the DIP Lenders shall provide the Debtors 2 business days prior to the Bid Deadline with a report of fees incurred through the Bid Deadline.
In the event that the Bankruptcy Court enters an order approving the Section 363 Transaction to an entity or entities other than the DIP Lenders or their designee (an “Alternative Transaction”), the Lender Fees shall be payable from cash proceeds upon the closing of such Alternative Transaction.

Approved Budget
The initial 12-week cashflow budget substantially in the form attached hereto as Exhibit A, which has been approved by the DIP Lenders, (the “Approved Budget”) and thereafter:
•Company to provide a weekly “actual to budget” reconciliation (“Weekly Variance Report”), which shall reflect weekly expenditures that are not more than 10% over budget for any line item nor more than 15% over budget in the aggregate;
•Every 4 weeks thereafter, provide an updated cashflow projection of the next 13-weeks, on a rolling basis, which shall be subject to approval of the DIP Lenders and which approval, after an opportunity for discussion with Company, shall not be unreasonably withheld; and
•Upon approval by the DIP Lenders, the revised cashflow projections for the following 13-week period shall be replaced in its entirety and shall be the Approved Budget thereafter.

Conditions Precedent to Initial Funding
Conditions precedent to the Initial Funding of the DIP Facility shall include:
•Filing of chapter 11 petitions for the Debtors (the “Chapter 11 Cases”),
•Approval by the Bankruptcy Court of the Interim DIP Order approving the DIP Facility in form and substance reasonably acceptable to the DIP Lenders, and
•Execution of this DIP Term Sheet; provided that the obligation to provide additional funding beyond the Initial Funding will require execution of definitive loan documentation (the “Loan Documents”) and Final DIP Order acceptable to each DIP Lender.

Optional Prepayments and Commitment Reductions:	There shall be no early repayment or prepayment of the DIP Facility prior to the Maturity Date, nor any voluntary reductions of the Total Commitment.
Stalking Horse Requirements
To the extent that the DIP Lenders do not elect to act as the Stalking Horse, the Company shall not be foreclosed from accepting another Stalking Horse bid and the DIP Lenders shall have the continued right to credit bid the DIP Facility in any auction. To be acceptable, any Stalking Horse bid must provide a reasonable offer representing the highest and best bid received by the Company at the time the Stalking Horse bid is provided, which bid shall be subject to the approval of the Bankruptcy Court in any bid procedures approved by the Bankruptcy Court and shall include funding for repayment of the DIP Facility and allowed closing costs.

Affirmative Covenants
During the time that any obligations are outstanding under the DIP Facility, the Company shall:
•Financial Reports: Provide weekly financial reporting required by the Approved Budget procedures and such other financial reports and information as reasonably requested by the DIP Lenders relating to the assets, liabilities, and financial condition of the Company and participate in weekly calls as requested by the DIP Lenders.
•Pleadings – deliver to the Lender(s) all material pleadings, motions, applications, judicial or financial information, and other documents when filed by or on behalf of the Debtor[s] with the Bankruptcy Court; provided that any such pleadings that are (a) requests for relief under sections 363 or 365 of the Bankruptcy Code or (b) directly related to the DIP Facility, bidding procedures, or any plan of reorganization or plan of liquidation, or any disclosure statement related thereto, shall be delivered no less than two (2) business days in advance of the filing thereof to the extent reasonably practicable.

Negative Covenants
Unless and until the DIP Facility is fully paid and terminated, Company shall not:
•Make payments or distributions outside of the Approved Budget without the DIP Lenders’ consent;
•Support or file a reorganization plan or transaction not approved by the DIP Lenders (note that the proposed auction process will invite other bids); and
•Enter into material contracts without the DIP Lenders’ consent.

Carve-Out:
The relative priority of all amounts owed under the DIP Facility will be subject only to a carve-out for the following (collectively, the “Carve Out”):
(i) the costs and administrative expenses permitted to be incurred by any Chapter 7 trustee under Section 726(b) of the Bankruptcy Code pursuant to an order of the Bankruptcy Court following any conversion of the Chapter 11 Cases pursuant to section 1112 of the Bankruptcy Code in an amount not to exceed US$25,000;
(ii) up to the amounts set forth in the respective Budget line items, to the extent allowed by the Bankruptcy Court, for all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) or by any official committee appointed in the Chapter 11 Cases (a “Committee”) (the “Committee Professionals” and, together with the Debtor Professionals, the “Professionals”) at any time on or before one business day following delivery by the DIP Lender of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice;
(iii) Allowed Professional Fees of the Debtor Professionals in an aggregate amount not to exceed $200,000 and Allowed Professional Fees of the Committee Professionals in an aggregate amount not to exceed $25,000 incurred after delivery by the DIP Lenders of a Carve-Out Trigger Notice, to the extent allowed by the Bankruptcy Court (the amounts set forth in this clause (iii) being, collectively, the “Post Carve-Out Trigger Notice Cap”); and
(iv) the payment of fees pursuant to 28 U.S.C. § 1930.
For purposes of this DIP Term Sheet, “Carve-Out Trigger Notice” shall mean a written notice delivered by email by the DIP Lenders to counsel to the Debtors, the U.S. Trustee, and counsel to any Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined herein), stating that the Post Carve-Out Trigger Notice Cap has been invoked.
Nothing herein shall be construed as impairing the ability of any party to object to any fees and expenses of a professional in the Chapter 11 Cases.

Professional Fee Escrow:
Prior to the delivery of a Carve-Out Trigger Notice, the Debtors shall wire transfer funds, on a weekly basis, to an escrow account established for the benefit of the Professionals (to the extent of such funds actually deposited, the “Professional Fee Escrow”) in the amount equal to, but not to exceed, the professional fees and costs set forth in the Budget for the Professionals for each such week. From such funds held in the Professional Fee Escrow, the escrow agent shall release to the Professionals such amounts as are payable pursuant to an applicable order of the Bankruptcy Court, including an order approving interim compensation procedures in the chapter 11 cases and any order granting interim or final fee applications for Professionals (each, a “Fee Order”). Funds held in the Professional Fee Escrow shall be applied to Allowed Professional Fees that have been incurred following the Petition Date in accordance with the procedures established in the chapter 11 cases (the “Interim Fee Procedures”). Payments and reimbursements made to a Professional prior to delivery of the Carve-Out Trigger Notice shall reduce the amounts available to such Professional under section (ii) of the Carve-Out, and neither the Professional Fee Escrow nor payments therefrom shall in any way increase the Carve-Out. All amounts payable to Professionals pursuant to an order of the Bankruptcy Court shall be paid first from funds remaining in the Professional Fee Escrow, if any, and, upon exhaustion thereof, from the Carve-Out as such fees are payable pursuant to the Interim Fee Procedures. For the avoidance of doubt the DIP Liens, shall attach to any excess funds in the Professional Fee Escrow after satisfaction of the Carve-Out in respect of Allowed Professional Fees, and such funds shall be used to satisfy outstanding DIP Facility amounts.

Events of Default
(a) Failure of Security Interest: If any lien created under the Interim DIP Order or the Final DIP Order, as applicable, or any other security document shall cease to be, or shall be asserted by any Debtor not to be, a valid and perfected lien, with the priority required by the applicable security document, Interim DIP Order, or Final DIP Order; or if any other lien or interest is provided “superpriority” status without consent of the DIP Lenders;
(b) Dismissal of Cases; Appointment of Trustee: The Chapter 11 Cases shall be dismissed or converted to cases under Chapter 7 of the Bankruptcy Code or if the Company files a motion or other pleading seeking the dismissal of the Chapter 11 Cases or appointment of a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code that is not dismissed or overruled within 30 days, unless otherwise with consent of the DIP Lenders;
(c) Final DIP Order: The Final DIP Order shall not have been entered by the Bankruptcy Court within 45 days after the entry of the Interim DIP Order, or such later date as the DIP Lenders may agree;
(d) Sale Motion: Absent the consent of the DIP Lenders, the Debtor withdraws the Sale Motion and/or proposes an alternative restructuring transaction, chapter 11 plan, or other transaction other than a sale of substantially all assets pursuant to the Sale Motion;
(e) Chapter 11 Milestones: The Company fails to meet the Chapter 11 Milestones, as defined above by the times specified below and the DIP Lenders do not consent to an extension thereof;
(f) Compliance with Approved Budget: the Debtors’ noncompliance with the Approved Budget which is not curable or, solely if curable, not cured within 2 business days;
(g) Relief from Stay: the granting of relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors in excess of $100,000, in the aggregate;
(h) Additional Liens: the filing of a motion by the Debtors, without written consent of the DIP Lenders, to incur debt secured by a lien with priority equal to, or superior to, the DIP Liens, which is given superpriority administrative expense status under section 364(c) of the Bankruptcy Code, unless such motion provides for the proceeds of such debt to be used for the indefeasible payment in full in cash of the DIP Facility and any and all other amounts due to the DIP Lenders; and
(i) other customary Events of Default to be set forth in the definitive Loan Documents.

Remedies
Upon the occurrence and continuance of an Event of Default beyond the applicable grace period set forth below, DIP Lenders shall be entitled to take all or any of the following actions without further order of or application to the Bankruptcy Court, subject to the Inter-DIP Lender Agreement, as set forth in this DIP Term Sheet:
(i)  declare the principal of and accrued interest on the outstanding DIP Loans to be immediately due and payable;
(ii)  terminate the DIP Facility;
(iii)  implement the default rate of interest on all outstanding DIP Loans; and
(iv)  take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of DIP Lenders) permitted under the applicable loan documents, or by applicable law.
Any automatic stay otherwise applicable to DIP Lenders shall be modified so that upon the occurrence of an Event of Default and upon five (5) business days’ prior written notice of such occurrence (a “Termination Notice”), in each case given to Debtors, counsel to the Committee appointed in these proceedings (if any), and the U.S. Trustee, DIP Lenders shall be entitled to exercise customary remedies including, without limitation, the right to realize on all Collateral and the right to exercise any remedy available under applicable law, in each case without obtaining any further relief or order of the Bankruptcy Court unless, within such five (5) business day period, the Bankruptcy Court has entered an order to the contrary. Consistent with the foregoing sentence, relief from the stay under section 362 of the Bankruptcy Code in favor of DIP Lenders shall be embodied in any order approving the DIP Facility and the use of cash collateral.
The Debtors and the Committee (if any), and any other party in interest shall be entitled to an emergency hearing before this Court within five (5) calendar days after the Termination Notice is sent by the DIP Lender to the Debtors, the U.S. Trustee, and counsel to the Committee (if any) (such 5-calendar-day period, the “Default Notice Period”). If an emergency hearing is requested to be heard prior to the expiration of the Default Notice Period, then the Default Notice Period shall automatically be extended until the Bankruptcy Court hears and rules with respect thereto.”

Maturity Payment or Conversion
The DIP Facility will mature, terminate, and be fully payable in full upon the earliest to occur of (i) the consummation of a Transaction pursuant to the DIP Lenders or otherwise; (ii) the substantial consummation of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order of the Bankruptcy Court; (iii) 180 days following the first draw, unless otherwise extended by agreement of the Company and 75% (based on amounts individually lent by the DIP Lenders and currently outstanding) of the DIP Lenders; or (iv) upon acceleration of the DIP Facility following an Event of Default.
At the option of the DIP Lenders and with the approval of the Bankruptcy Court, the obligations to the DIP Lenders under the DIP Facility may be repaid through:
-Cash upon the closing of an Alternative Transaction or
-Applied as a “credit bid” in a sale/auction process for all or substantially all of the assets of the Company approved by the DIP Lenders.
In the event of multiple bids for the Debtors’ assets, and the DIP Lenders are not the winners of the auction, then all DIP Lenders shall be paid in full upon closing and no portion of the DIP Facility shall be converted to equity.

Collateral / Security
The obligations will be secured by first-lien security interest in the DIP Collateral, subject only to (i) the Carve Out and (ii) reasonable and customary permitted liens and encumbrances approved by the DIP Lenders.
“DIP Collateral” shall include all assets (whether tangible, intangible, personal or mixed) of the Debtors, whether now owned or hereafter acquired and wherever located, before or after the Petition Date, including, without limitation, all accounts, proceeds of leases, inventory, equipment, deposit and other accounts, money, equity interests or capital stock in subsidiaries, investment property, instruments, chattel paper, contracts, patents, copyrights, trademarks and other general intangibles, commercial litigation claims, commercial tort claims, farm products, deposit accounts, documents, the proceeds of all claims or causes of action, and all rents, products, offspring, profits, supporting obligations, and proceeds of any and all of the foregoing, and subject to the entry of the Final DIP Order, all claims or causes of action of the Debtors arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state law avoidance actions under chapter 5 of the Bankruptcy Code).

Confidentiality	Subject to the commencement of the Chapter 11 Cases, this Term Sheet and any discussions related hereto are strictly confidential.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this DIP Term Sheet to be executed as of [________], 2025.

BORROWERS:

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DIP LENDERS:

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Exhibit A

Approved Budget